Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-202218
Free Writing Prospectus dated October 21, 2015
$1,262,360,000
Mercedes-Benz Auto Lease Trust 2015-B
Issuing Entity
Daimler Trust Leasing LLC Depositor	Mercedes-Benz Financial Services USA LLC Sponsor and Servicer

The depositor has prepared a supplement dated October 21, 2015 (subject to completion) to the preliminary prospectus supplement dated October 15, 2015 (subject to completion) (as supplemented by the supplement, dated October 16, 2015 (subject to completion)) and a prospectus dated October 15, 2015 which describe the notes to be issued by the issuing entity.  You should review the preliminary prospectus supplement (as supplemented) and the prospectus in their entirety before deciding to purchase any of the notes.
Ratings
The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or "rating agencies," listed below.
	Standard & Poor's Ratings Services	Fitch Ratings, Inc.
Class A-1	A-1+ (sf)	F1+ (sf)
Class A-2	AAA (sf)	AAA (sf)
Class A-3	AAA (sf)	AAA (sf)
Class A-4	AAA (sf)	AAA (sf)

It is a condition to the issuance of the notes that each class of the notes receive the ratings listed above.
Joint Bookrunners

Citigroup	BNP PARIBAS	SMBC Nikko

Co-Managers
Lloyds Securities		Mizuho Securities

The depositor has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus supplement and the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity, and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the prospectus if you request it by calling toll free 1-800-831-9146.